UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2012

SAND HILLS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53736	26-4803428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Sunrise Point

Irmo, South Carolina 29063

(Address of principal executive offices and Zip Code)

(803) 407-0998

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 16, 2012, Sand Hills, Inc., a Nevada corporation (the “Company”), and Promark Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company (“Promark Acquisition Corporation”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with United Strategies, Inc., a Delaware corporation (“USI”), and Promark Technology, Inc., a Maryland corporation and wholly-owned subsidiary of USI.

Pursuant to the terms and subject to the conditions of the Merger Agreement, Promark Acquisition Corporation will merge with and into USI. Each outstanding share of USI common stock and preferred stock will be exchanged for 2.946421648 shares of the Company’s common stock. The Company also will assume all outstanding employee stock options of USI, which will be converted into options to purchase shares of the Company’s common stock. The exchange of outstanding stock and options is expected to result in shareholders of USI owning 95% of the Company.

The consummation of the merger contemplated by the Merger Agreement is subject to certain conditions. If consummated, the holders of USI securities would own a majority of the outstanding shares of the Company’s common stock and the board of directors of the Company would resign as of the closing of the merger contemplated by the Merger Agreement and appoint new directors (subject to the expiration of the waiting period required by a filing to be made with the SEC to report the change in the majority of members of the Company’s board) and management of the Company. Accordingly, the transaction is expected to result in a change-in-control of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAND HILLS, INC.

Date: March 20, 2012	By:	/s/ E. Robert Selby
E. Robert Selby, President

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